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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 3, 2002, relating to the financial statements and financial highlights which appear in the March 31, 2002 Annual Reports to Shareholders of Lifecycle Long Range Fund - Investment Class, Asset Management Portfolio, Lifecycle Mid Range Fund - Investment Class, Asset Management II Portfolio, Lifecycle Short Range Fund - Investment Class and Asset Management III Portfolio, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP
Baltimore, Maryland
July 26, 2002